Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266777

PROSPECTUS SUPPLEMENT No. 16

(to Prospectus dated August 22, 2022)

PARKERVISION, INC.

16,638,353 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated August 22, 2022, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling shareholders listed in the Prospectus of up to 16,638,353 shares of our common stock, par value $0.01 per share (“Common Stock”) issuable upon conversion of, and for the payment of interest from time to time at our option for convertible promissory notes dated between May 10, 2022 and August 3, 2022 with a fixed conversion price of $0.13 per share.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2023.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 19, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2023

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01        Entry into a Material Definitive Agreement

On September 15, 2023, ParkerVision, Inc. (the "Company") amended convertible promissory notes dated September 18, 2018, with an aggregate face value of $425,000 held by accredited investors.  The notes were convertible into shares of the Company’s common stock (“Common Stock”) at a conversion price of $0.57 per share and had an original maturity date of September 18, 2023.  The notes were amended to reduce the conversion price to $0.25 per share and extend the maturity date by thirty months, or until March 18, 2026.  All other terms of the notes remain unchanged.

On September 15, 2023, the Company amended convertible promissory notes dated February 28, 2019 and March 13, 2019 with an aggregate face value of $750,000 held by accredited investors to extend the maturity dates from February 28, 2024 and March 13, 2024 to February 28, 2026 and March 13, 2026, respectively.  All other terms of the notes, including the $0.25 per share conversion price, remain unchanged.

In addition, on September 15, 2023, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Paul Rosenbaum, a Company director, which provides for the sale of an unsecured convertible promissory note (the “Note”) with an aggregate face value of $100,000.  The Note is convertible at any time and from time to time by the holder into shares of Common Stock at a fixed conversion price of $0.25 per share.  Any unconverted, outstanding principal amount of the Note is payable on March 15, 2026.

Interest on the outstanding principal balance of the Note accrues at a rate of 8% per annum, and is payable quarterly either in cash, shares of Common Stock, or a combination thereof at the Company’s option, subject to certain equity conditions, on the 15th of December, March, June and September of each year during the term of the Note commencing with the earlier of the registration date, if any, of the underlying shares or March 15, 2024.

The Note provides for events of default that include (i) failure to pay principal or interest when due, (ii) any breach of any of the representations, warranties, covenants or agreements made by the Company in the Purchase Agreement, (iii) events of liquidation or bankruptcy, and (iii) a change in control.  In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the Notes plus all accrued interest due may be declared immediately payable by the holder.

The Company has no registration obligation with respect to the Note.  The Note was offered and sold on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  The proceeds to the Company from the Note issuance will be used for general corporate purposes.

The foregoing summary of the Purchase Agreement and the Note are qualified in their entirety by reference to the full text thereof, which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation

The information set forth in Item 1.01 is incorporated under this Item 2.03 by reference.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders (the “Annual Meeting”) on September 15, 2023.  The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting was July 19, 2023.  At the close of business on that date, the Company had 86,400,094 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting. Three proposals were submitted to the Company’s shareholders at the Annual Meeting.  The proposals are described in more detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on August 1, 2023.  The final voting results were as follows:

Proposal 1

The Company’s shareholders elected the following Class I Director to serve for a term expiring at the 2026 annual meeting.  The voting results are set forth below.

	Votes For	Votes Against	Votes Withheld	Broker Non-Vote
Sanford M. Litvack	14,870,661	0	494,887	36,533,470
Jeffrey L. Parker	14,422,390	0	943,158	36,533,470

The Company’s shareholders also elected the following Class II Director to serve for the remaining Class II term expiring at the 2024 annual meeting.

	Votes For	Votes Against	Votes Withheld	Broker Non-Vote
Lewis H. Titterton	14,026,129	0	1,339,419	36,533,470

Proposal 2

The Company’s shareholders approved, on an advisory basis, the Company’s named executive officer compensation.  The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
11,794,480	2,156,544	1,414,524	36,533,470

Proposal 3

The Company’s shareholders ratified the selection of MSL, P.A. as the Company’s independent registered public accounting firm for the year ending December 31, 2023.  The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
51,614,069	38,779	246,170	N/A

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	Securities Purchase Agreement dated September 15, 2023
10.2	Convertible Promissory Note dated September 15, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2023
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer